Exhibit 10.24
November 21, 2005
Alex Shubat
RE: Base Salary Reduction for Fiscal Year 2006
Dear Alex:
This letter constitutes the agreement (the “Agreement”) between yourself and Virage Logic Corp. (the “Company”) regarding the reduction of your base salary for fiscal year 2006 (“Salary Reduction Period”).
     1. Base Salary. Effective October 1, 2005, your base salary will be $14,377.72 per month (equivalent to $172,532.64 per annum). This represents a reduction of 10%. This new salary will be in effect through September 30, 2006 or at such time as you and the Company agree to reinstatement of your previous base salary. If no other action is taken, your base salary will automatically revert to it pre-reduction level of $15,975.24 per month (equivalent to $191,702.88 per annum) on October 1, 2006. All base salary payments are subject to standard payroll deductions and withholdings.
     2. Repayment. Since the effective date of this action was prior to the approval of the Operation Plan, you agree to the recovery of prior payments of base salary for the three pay periods ending October 15, October 31 and November 15. The total amount to be repaid is $2,396.63. This repayment will be made through three equal withholding transactions of $798.76 against your base salary for the pay periods ending November 30, December 15 and December 31. This will result in a base salary of $6,390.10 for these three periods.
     3. Benefits. During the Salary Reduction Period, you will be eligible to continue your current Company benefits subject to the terms and limitations of the applicable plans with the exception of your Life Insurance, AD&D, Short Term Disability and Long Term Disability benefits. For these benefits your benefit level will remain at the pre-reduction levels.
If this Agreement is acceptable to you, please sign below and return the original to me.
Sincerely,
Virage Logic Corp.

By:	/s/ Richard C. Butts
Richard C. Butts
Vice President, Human Resources
Agreed:

/s/ Alex Shubat	11-22-05
Alex Shubat	Date